Exhibit 10.26

March 11, 2008

Curtis Chinn
1228A 16th Avenue
Honolulu, HI 96816

Re:           Change in Control Severance Agreement

Dear Curtis:

This is your Change in Control Severance Agreement (the “Agreement”) with Central Pacific Financial Corp., a Hawaii corporation (the “Company”) and its affiliates (together, as constituted from time to time, the “Group”).

1. Purpose and Effectiveness.

(a) Purpose. This Company desires to provide you with protection if there is a future Change in Control of the Company (as defined below).  You should review this Agreement carefully for the terms and conditions that will apply.

(b) Effectiveness.  If you agree to the terms and conditions of this Agreement, please execute and return a copy of this Agreement to the Company.  This Agreement will become effective upon execution by both you and the Company (the “Effective Date”).

2. Term of This Agreement.

The term of this Agreement will begin on the Effective Date and will end on the second anniversary of the Effective Date.  However, the term of this Agreement will be automatically extended for one additional year beginning on the second anniversary of the Effective Date and on each subsequent anniversary, unless the Company gives you written notice, 60 days before such anniversary, of its determination not to extend this Agreement.  In addition, (1) if there is a Change in Control during the term of this Agreement, the term of this Agreement will automatically extend to the second anniversary of the Change in Control and will automatically terminate on such anniversary and (2) if the Company gives notice of its intention not to extend this Agreement in anticipation of a Change in Control or at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and such Change in Control (or an alternative or competing Change in Control) actually occurs within 6 months of the purported end of the term of this Agreement, the Agreement will be deemed not to have been terminated and its term will be automatically extended as set forth in clause (1) of this sentence.

3. Termination of Your Employment Following Change in Control.

(a) Qualifying Termination.  Upon a Qualifying Termination, you will be eligible for the payments and benefits set forth in Section 4 below.  A “Qualifying Termination” means, within the two years following the time when a Change in Control occurs (1) the Company terminates your employment without Cause or (2) you terminate your employment for Good Reason.

(b) Definitions Used in This Section:

(1) “Cause” means any of the following:

(A) Your willful failure to perform substantially the responsibilities of your position, after demand for substantial performance has been given by the Company’s Chief Executive Officer that specifically identifies how you have not substantially performed your responsibilities;

(B) Your conviction of any felony or of a misdemeanor involving fraud, dishonesty, or moral turpitude;

(C) Your willful or intentional material misconduct in the performance of the duties of your position that results in financial or reputational detriment to the Group that is not de minimis;

(D) Your material breach of the Group’s Code of Business Conduct and Ethics if the breach is of a nature for which other similarly situated executives of the Group would be terminated; or

(E) Your willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board of Directors (the “Board”) or any governmental or self-regulatory entity.

To terminate your employment “for Cause,” Cause must have occurred and the Company must comply with Section 3(c) of this Agreement.

(2) “Change in Control” means any of the following:

(A) Individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least half of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(B) Any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided that the event described in this paragraph (B) will not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction (as defined in paragraph (C)), or (v) pursuant to any acquisition by you or any group of persons including you (or any entity controlled by you or any group of persons including you); or

(C) The consummation of a merger, consolidation, statutory share exchange, sale of all or substantially all of the Company’s assets or deposits, a plan of liquidation or dissolution of the Company or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Transaction”), unless immediately following such Business Transaction:  (i) more than 50% of the total voting power of (x) the corporation resulting from such Business Transaction (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately before such Business Transaction (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Transaction), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately before the Business Transaction, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Transaction were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Transaction (any Business Transaction which satisfies all of the criteria specified in (i), (ii) and (iii) above will be deemed to be a “Non-Qualifying Transaction”).

Notwithstanding the foregoing, a Change in Control of the Company will not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company will then occur.

(3) “Good Reason” means any of the following:

(A) Any material and adverse change in your position from the position you held immediately before the Change in Control (including by reason of removal or failure to be elected or re-elected);

(B) Any material and adverse reduction in your authority, responsibilities and reporting relationships within the Company as they existed at immediately before the Change in Control (including assigning you duties materially inconsistent with your position and responsibilities);

(C) Any reduction in your rate of annual base salary as in effect immediately before the Change in Control with the Company that is material;

(D) Any reduction in your annual target bonus opportunity or long-term compensation opportunity (including any adverse change in the formula for earning annual bonuses or long-term compensation) as in effect immediately before the Change in Control, if in the aggregate such reduction is material;

(E) Any reduction in the other employee, welfare and/or fringe benefits provided to you immediately before Change in Control (including any increase in the cost of the benefit that you are required to pay or contribute to), if in the aggregate (taking into account other employee, welfare and/or fringe benefits offered to you following the Change in Control), such reduction is material;

(F) Any failure by the Company to comply with Section 9(c); or

(G) Requiring you to be principally based at any office or location more than 30 miles from the location of your office immediately before the Change in Control (it will not, however, be Good Reason for the Company to require you to travel on business to an extent consistent with your travel obligations existing before the Change in Control).

To terminate your employment “for Good Reason”, Good Reason must have occurred and you must comply with Section 3(c) of this Agreement.  However, (i) Good Reason will not include any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within 30 days on your giving the Company notice of such event, (ii) if you do not give notice to the Company within 90 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason, and (iii) an event will not constitute Good Reason if you have consented to it in accordance with Section 11(f).

(c) Termination Notice.

(1) To terminate your employment, either you or the Company must provide a Termination Notice to the other.  A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause.  (The failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement).

(2) The date your employment terminates is the “Termination Date”.  If your employment is terminated by the Company other than for Disability or death or you terminate your employment for Good Reason, your Termination Date will be the date specified in the Termination Notice.  If you terminate your employment without Good Reason, your Termination Date will be 60 days after the Company receives the Termination Notice (although the Company may accelerate your Termination Date by providing you with notice).  If your employment is terminated by reason of your death or Disability, your employment will end on the date of death or the Disability Effective Date, as applicable.

4. The Company’s Obligations in Connection With A Qualifying Termination.

(a) If a Qualifying Termination occurs:

(1) Accrued Compensation.  The Company will pay you the following as of the end of your employment:  (A) your unpaid salary (B) your salary for any accrued but unused vacation and (C) any accrued expense reimbursements (together, your “Accrued Compensation”).  In addition, the Company will timely pay you any other amounts and provide you any benefits that are required, or to which you are entitled (in each case as an active employee for any period before the effectiveness of termination of your employment and as a terminated employee after effectiveness), under any plan or contract of the Company or the Group (together, the “Other Accrued Benefits”).

(2) Accrued Bonus.  The Company will pay you your Accrued Bonus.  Your “Accrued Bonus” means the sum of (A) any unpaid but vested bonus for the fiscal year ending before the Termination Notice is given and (B) any excess of (i) the average of the bonuses you earned for the three fiscal years ending before the year in which the Termination Notice is given multiplied by the number of days of your employment since the fiscal year ending before Termination Notice is given divided by 365 over (ii) any bonus paid to you for a fiscal year ending after Termination Notice is given.

(3) Cash Severance. The Company will pay you a lump-sum cash payment equal to (A) the sum of (i) your salary and (ii) the average of the bonuses you earned for the three fiscal years ending before the year in which the Termination Notice is given multiplied by (B) three.

(4) Accelerated Vesting.  All stock options issued by the Group to you will vest and become immediately exercisable, and will remain exercisable for at least 12 months after the end of your employment (or, if earlier, until they would have expired but for your termination).  All restricted stock and other equity-based compensation awarded by the Group to you will vest and become immediately payable.  The benefits in this Section 4(a)(4) are referred to as “Accelerated Vesting”.

(b) For Cause or without Good Reason.  If the Company terminates your employment for Cause after a Change in Control or you terminate your employment without Good Reason after a Change in Control, the Company will pay you your Accrued Compensation and will provide you your Other Accrued Benefits.

(c) Death or Disability If your employment terminates as a result of your death or Disability, each occurring after the time of a Change in Control, you will be entitled to Accelerated Vesting and the Company will pay you your Accrued Compensation and Accrued Bonus and will provide your Other Accrued Benefits.  “Disability” means that you (A) are unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) you are, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.  If the Company determines in good faith that your Disability has occurred, it may give you Termination Notice.  If within 30 days of Termination Notice, you do not return to full-time performance of your responsibilities, your employment will terminate (the “Disability Effective Date”).  If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled.  Except as provided in Section 3(c), any incapacity due to mental or physical illness or injury will not affect the Company’s obligations under this Agreement.

(d) Form and Time of Payment.

(1) The cash amounts provided for in this Section 4 will be paid in a single lump-sum payment on the regularly scheduled payroll day immediately following the 15th day after your Termination Date (but in no event later than March 15th following the calendar year in which occurs the later of the time the legally binding right to the payment arises or the time such right first ceases to be subject to a substantial risk of forfeiture).  It is intended that these payments constitute short-term deferred compensation within the meaning of the applicable Treasury regulations pursuant to Section 409A of the Code.  Notwithstanding the preceding two sentences, if you are a “specified employee” at the time you separate from service with Company and any payment or benefit under Section 4 is determined to constitute non-qualified deferred compensation, payment of any amounts pursuant to Section 4 will be made or such benefit will be provided on the date that is six months after your separation from service with the Company, all as determined in accordance with Section 409A of the Code.

(2) Except as otherwise expressly provided herein, to the extent any reimbursement under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement in one calendar year will not affect the expenses eligible for reimbursement in any other taxable year, in no event will any reimbursements be paid after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event will any right to reimbursement be subject to liquidation or exchange for another benefit.

(e) Condition.  The payments and benefits stated in this Section 4 are conditioned upon your signing (and failing to revoke during any applicable revocation period), within 55 days following termination of your employment, a general release (substantially in the form attached as Exhibit A) in which you release all claims that you may have against any member of the Group and any of their respective past or present officers, directors, employees or agents other than your rights under this Agreement, your rights under any Other Accrued Benefits, and your rights to indemnification and continued liability insurance coverage (under this Agreement or otherwise).

(f) Resignation from Directorships and Officerships.  Unless the Group waives this requirement, the termination of your employment for any reason will constitute your resignation from (1) any director, officer or employee position you then have with any member of the Group and (2) all fiduciary positions (including as trustee) you hold with respect to any pension plans or trusts established by any member of the Group.  You agree that this Agreement will serve as your written notice of resignation in this circumstance.

5. Limitation on Payments by the Company.

(a) Notwithstanding anything in this Agreement to the contrary, if it is determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for your benefit (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax (the “Excise Tax”) under Section 4999 of the Code, then the amounts payable to you under this Agreement will be reduced (reducing first the payments under Section 4(a)(3)) to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”).

(b) All determinations required to be made under this Section 5 will be made by the public accounting firm that is retained by the Company as of the date immediately before the Change in Control (the “Accounting Firm”) which will provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from the Company or you that there has been a Payment, or such earlier time as is requested by the Company.  Notwithstanding the foregoing, if (i) the Board will determine before the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board will appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm will then be referred to as the Accounting Firm hereunder).  If payments are reduced to the Safe Harbor Cap, the Accounting Firm will provide a reasonable opinion to you that you are not required to report any Excise Tax on your federal income tax return.  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm will be borne by the Company.  If the Accounting Firm determines that no Excise Tax is payable by you, it will furnish you with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on your applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  If the Accounting Firm determines that the Payments will be reduced to the Safe Harbor Cap, it will furnish you with a written opinion to such effect.  The determination by the Accounting Firm will be binding upon the Company and you (except as provided in Section 5(c)).

(c) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for your benefit by the Company, which are in excess of the limitations provided in this Section 5 (hereinafter referred to as an “Excess Payment”), such Excess Payment will be deemed for all purposes to be a loan to you made on the date you received the Excess Payment and you will repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such repayment.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 5.  In the event that it is determined (i) by the Accounting Firm, the Company (which will include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company will pay you an amount equal to such Underpayment within 10 days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you until the date of payment.  You will cooperate, to the extent your expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.  Notwithstanding the foregoing, if amounts payable under this Agreement were reduced pursuant to Section 5(a) and the value in stock options is subsequently redetermined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company will promptly pay to you within 10 days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you until the date of payment, any amounts payable under this Agreement that were not previously paid solely as a result of Section 5(a) up to the Safe Harbor Cap.

6. Proprietary Information.

(a) Definition.  “Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) the Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, and other information regarding the business of the Group and (2) any matter relating to clients of the Group or other third parties having relationships with the Group.  Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement.  However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (2) that was or becomes generally available to the public or within the relevant trade or industry, other than as a result of a disclosure by you, directly or indirectly, or (3) that was independently developed by you without reference to any Proprietary Information.

(b) Use and Disclosure.  You will obtain or create Proprietary Information in the course of your involvement in the Group’s activities and may already have Proprietary Information.  You agree that the Proprietary Information is the Group’s exclusive property, and that, during your employment, you will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group.  After your employment, you will not use or disclose any Proprietary Information.  Notwithstanding anything to the contrary in this Section 6, Proprietary Information may be disclosed when required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof), provided that (1) you will request confidential treatment with respect to such information and/or request matters with respect to such information be sealed and (2) you will disclose the minimum amount required.

(c) Limitations.  Nothing in this Agreement prohibits you or the Group from providing truthful testimony to governmental, regulatory or self-regulatory authorities.

7. On-going Restrictions on Your Activities.

(a) Terms used.  This Section uses the following defined terms:

(1) “Client” means any client of the Company to whom you provided services, for whom you transacted business, or whose identity became known to you in connection with your employment by the Group.

(2) “Competitive Enterprise” means (1) any business enterprise operating a banking facility in the markets in which the Group conducts business at the time of your Qualifying Termination, including but not limited to Bank of Hawaii, First Hawaiian Bank, American Savings Bank, Finance Factors, Hawaii National Bank and Territorial Savings Bank and any successors thereto or (2) any business enterprise that holds a 25% or greater equity, voting or profit participation interest in any of the preceding.

(3) “Solicit” means any communication, regardless of who initiates it, that invites, advises, encourages or requests any person to take or refrain from taking any action.

(4) “Restriction Period” means the period beginning on the earlier of (A) a Change in Control or (B) your Qualifying Termination and ending on either (i) the termination of this Agreement if your employment terminates after the termination of this Agreement or (ii) the second anniversary of the termination of your employment if your employment terminates during the term of this Agreement. For the avoidance of doubt, the provisions of this Section 7 will not apply to you unless either a Qualifying Termination occurs or you terminate your employment following a Change in Control and during the term of this Agreement.

(b) Your Importance to the Group and the Effect of this Section 7.  You acknowledge that, in the course of your involvement in the Group’s activities, you will have access to Proprietary Information and the Group’s client base and will yourself profit from the goodwill associated with the Group.  On the other hand, in view of your access to Proprietary Information and your importance to the Group, if you compete with the Group for some time after your employment, the Group will likely suffer significant harm but the amount of loss would be uncertain and not readily ascertainable.  You understand that this Section 7 will limit your ability to earn a livelihood in a Competitive Enterprise but you have determined that your complying with this Section 7 will not result in severe economic hardship for you or your family. For the avoidance of doubt, the provisions of this Section 7 will not limit in any way (i) any fiduciary or similar duty you may have to the Group or (ii) any other non-competition and/or non-solicitation agreements you may have with (or other such obligations you may have to) the Group.

(c) Non-Competition.  If a Qualifying Termination occurs, you agree that you will not, directly or indirectly, during your Restriction Period:

(1) hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise; or

(2) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage in Hawaii, or directly or indirectly manage or supervise personnel engaged in Hawaii, in any activity:

(A) that is substantially similar to any activity that you were engaged in;

(B) that calls for the application of specialized knowledge or skills substantially similar to those used by you in your activities; or

(C) that is substantially similar to any activity for which you had direct or indirect managerial or supervisory responsibility;

in each case, for the Group at any time during the year before the end of your employment.

(d) Non-Solicitation of Clients.  If a Qualifying Termination occurs, you agree that you will not, directly or indirectly, during your Restriction Period, Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Group.

(e) Non-Solicitation of Group Employees.  During your Restriction Period, you will not, directly or indirectly, Solicit anyone who is then an employee of the Group (or who was an employee of the Group within the prior six months) to resign from the Group or to apply for or accept employment with any Competitive Enterprise.

(f) Notice to New Employers.  Before you either apply for or accept employment with any other person or entity while any of Section 7(c), 7(d) or 7(e) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 7 and will deliver a copy of the notice to the Group.

(g) No Disparagement.  You will make no public statement that would libel, slander or disparage any member of the Group or any of their respective past or present officers, directors, employees or agents.  The Company agrees that it will (and will use good faith efforts to cause the Chief Executive Officer of the Company, the Board, and its officers and employees to) make no public statement that would libel, slander or disparage you.

(h) Survival.  Any termination of your employment (or breach of this Agreement by you or the Group) will have no effect on the continuing operation of this Section 7.

8. Effect on Other Agreements; Entire Agreement.

This Agreement is the entire agreement between you and the Company with respect to the subject matter contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement, including, but not limited to, your Employment Agreement with the Company dated January 1, 2003.  You agree that you are not entitled to any severance, change-in-control or similar rights under any other plan of the Group.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

9. Successors.

(a) Payments on Your Death.  If you die and any amounts become payable under this Agreement, the Company will pay those amounts to your estate.

(b) Assignment by You. You may not assign this Agreement without the Company’s consent.  Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process.  Any attempt to effect any of the preceding in violation of this Section 9(b), whether voluntary or involuntary, will be void.

(c) Assumption by any Surviving Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” will mean the Company as hereinbefore defined and any successor to all or substantially all of its business or assets.

10. Disputes.

(a) Applicable Matter.  This Section 10 applies to any controversy or claim between you and the Group arising out of or relating to or concerning any aspect of this Agreement (an “Applicable Matter”).

(b) Mandatory Arbitration.  Subject to the provisions of this Section 10, any Applicable Matter will be finally settled by arbitration in Honolulu, Hawaii administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect.  However, the rules will be modified in the following ways: (1) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Section 6, (2) the optional Rules for Emergency Measures of Protections will apply, (3) you and the Group agree not to request any amendment or modification to the terms of this Agreement except as provided in Section 11(h), (4) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs and (5) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator will be a partner or former partner at a nationally recognized law firm.

(c) Limitation on Damages. You and the Group agree that there will be no punitive damages payable as a result of any Applicable Matter and agree not to request punitive damages.

(d) Injunctions and Enforcement of Arbitration Awards.  You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Honolulu, Hawaii to enforce any arbitration award under Section 10(b).  Also, the Group may bring such an action or proceeding, in addition to its rights under Section 10(b) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 6 and 7.  You agree that (1) your violating any part of Sections 6 and 7 would cause damage to the Group that cannot be measured or repaired, (2) the Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the Group to receive such an injunction, order or other relief and (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate.

(e) Jurisdiction and Choice of Forum.  You and the Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in Honolulu, Hawaii (the “Forum”) over any Applicable Matter that is not otherwise arbitrated or resolved according to Section 10(b).  This includes any action or proceeding to compel arbitration or to enforce an arbitration award.  Both you and the Group (1) acknowledge that the Forum has a reasonable relation to this Agreement and to the relationship between you and the Group and that the submission to the Forum will apply even if the forum chooses to apply non-Forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 10(e) in the Forum, (3) agree not to commence any such action or proceeding in any forum other than the Forum and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Group.  However, nothing in this Agreement precludes you or the Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 10(b) and this 10(e).

(f) Waiver of Jury Trial.  To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any Applicable Matter.

(g) Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Hawaii applicable to contracts made and to be performed entirely within that State.

(h) Costs. The Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Applicable Matter, provided that you substantially prevail in the Applicable Matter.

(i) Interest.  If the Company fails to pay when due any amount required by the Agreement, it will pay interest on such amount at a rate equal to its prime commercial lending rate.

(j) Survival.  For the avoidance of doubt, any termination of your employment (or breach of this Agreement by you or the Group) will have no effect on the continuing operation of this Section 10.

11. General Provisions.

(a) Construction.

(1) References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

(2) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

(3) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and  “including” will be deemed to be followed by the words “without limitation”.

(4) It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.

(b) Withholding. You and the Group will treat all payments to you under this Agreement as compensation for services.  Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.  Any amounts so withheld will be timely and properly remitted by the Company to the appropriate taxing authority.

(c) Severability. If any provision of this Agreement (or if the application of any provision to a person or particular circumstances) is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected.  In particular, if any provision of Section 7 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(d) No Set-off or Mitigation/Etc.  Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else (except as provided in Section 7).  You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment (except as this Agreement specifically states).

(e) Bank Regulatory Limitation.  If any payment or benefit under this Agreement would otherwise be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act (a “Golden Parachute Payment”) that is prohibited by applicable law, then the total payments and benefit will be reduced to the greatest amount that could be made to you without there being a Golden Parachute Payment.  The Company will give you the opportunity to select the order in which payments or benefits are reduced.  To the extent reasonably practicable, the Company will seek the approval of the Federal Deposit Insurance Corporation and/or the State of Hawaii Division of Financial Institutions and any other bank regulatory body, as necessary, to make any payment to you under this Agreement that would otherwise constitute a Golden Parachute Payment.

(f) Notices. All notices, requests, demands, consents and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 11(f)):

If to you, to the address on record with the Company, and

If to the Company or any other member of the Group, to:

Central Pacific Financial Corp.
220 South King Street
Honolulu, Hawaii 96813
Attention:  Glenn K.C. Ching
Facsimile:  (808) 544-6835

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:  Marc Trevino
Facsimile:  212-558-3588

(g) Consideration.  This Agreement is entered in consideration of the mutual covenants contained in this Agreement.  You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(h) Amendments and Waivers.  Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.  Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(i) Third Party Beneficiaries. Subject to Section 9, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns.  This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although this Agreement will inure to the benefit of, and confer related rights and remedies on, the Group.

(j) Counterparts. This Agreement may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

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Please confirm your acceptance of the terms and conditions of your employment with the Company by signing where indicated below.

Very truly yours,

/s/ Ronald K. Migita
Chairman of the Board

Accepted and Agreed:
/s/ Curtis W. Chinn

Date: April 7, 2008